EXHIBIT 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2013
(In thousands, except for share and per share data)

	Historical (1)		Pro Forma
	Cinedigm	GVE	Acquisition Adjustment		Combined
Revenues	$88,080	$46,212	$—		$134,292
Costs and expenses:
Direct operating (exclusive of depreciation and amortization shown below)	12,489	10,515	—		23,004
Selling, general and administrative	23,123	28,654	—		51,777
Research and development	144	—	—		144
Provision for doubtful accounts	490	—	—		490
Restructuring and transition expenses	340	—	—		340
Merger and acquisition expenses	1,267	—	2,073	(2)	3,340
Depreciation and amortization of property and equipment	36,498	—	—		36,498
Amortization of intangible assets	1,565	—	4,461	(3)	6,026
Total operating expenses	75,916	39,169	6,534		121,619
Income from operations	12,164	7,043	(6,534)		12,673
Interest income	48	—	—		48
Loss on investment in non-consolidated entity	(3,725)	—	—		(3,725)
Other income, net	(7,905)	—	—		(7,905)
Interest expense	(28,314)	(349)	(2,847)	(4)	(31,510)
Income on investment in non-consolidated entity	322	—	—		322
Other income, net	653	—	—		653
Change in fair value of interest rate derivatives	1,231	—	—		1,231
(Loss) income from continuing operations before benefit from income taxes	(25,526)	6,694	(9,381)		(28,213)
Benefit from (provision for) income taxes	4,944	(2,399)	2,399	(5)	4,944
(Loss) income from continuing operations	(20,582)	4,295	(6,982)		(23,269)
Loss from discontinued operations	(484)	—	—		(484)
Net (loss) income	(21,066)	4,295	(6,982)		(23,753)
Preferred stock dividends	(356)	—	—		(356)
Net (loss) income attributable to common stockholders	$(21,422)	$4,295	$(6,982)		$(24,109)
Net loss per Class A and Class B common share attributable to common shareholders - basic and diluted:
Loss from continuing operations	$(0.44)	$—	$—		$(0.40)
Loss from discontinued operations	(0.01)	—	—		(0.01)
	$(0.45)	$—	$—		$(0.41)
Weighted average number of Class A and Class B common shares outstanding: basic and diluted	47,517,167	—	11,155,569	(6)	58,672,736

1) Statement of Operations presented for Cinedigm is for the year ended March 31, 2013. Statement of Operations presented for GVE is for the year ended December 31, 2012.

2) Represents advisory fees incurred in connection with the Acquisition.

3) Represents amortization for the preliminary allocation of purchase price to the media library asset assuming a ten-year useful life assuming the asset had been owned by Cinedigm as of April 1, 2012.

4) Represents estimated payment of interest at a blended rate of approximately 5.4% for $45 million in outstanding principal, assuming the principal balance was unchanged during the year ended March 31, 2013.

5) Represents GVE amount written-off in connection with the Acquisition. Income tax impact of GVE on a condensed combined pro forma basis deemed not material.

6) Represents the issuance 9,089,990 shares of Class A common stock in connection with a public offering, 1,398,601 shares to an individual investor and 666,978 shares to the sellers of GVE.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2013
(In thousands, except for share and per share data)

	Historical		Pro Forma
	Cinedigm	GVE (5)	Acquisition Adjustment		Combined
Revenues	$39,992	$20,586	$—		$60,578
Costs and expenses:
Direct operating (exclusive of depreciation and amortization shown below)	9,961	2,419	—		12,380
Selling, general and administrative	12,195	17,377	—		29,572
Research and development	47	—	—		47
Provision for doubtful accounts	194	—	—		194
Depreciation and amortization of property and equipment	18,650	—	—		18,650
Amortization of intangible assets	842	—	2,231	(1)	3,073
Total operating expenses	41,889	19,796	2,231		63,916
(Loss) income from operations	(1,897)	790	(2,231)		(3,338)
Interest expense, net	(9,445)	(307)	(1,424)	(2)	(11,176)
Loss on investment in non-consolidated entity	(1,812)	—	—		(1,812)
Other income, net	241	—	—		241
Change in fair value of interest rate derivatives	758	—	—		758
(Loss) income before benefit from income taxes	(12,155)	483	(3,655)		(15,327)
Provision for income taxes	—	(176)	176	(3)	—
Net (loss) income	(12,155)	307	(3,479)		(15,327)
Preferred stock dividends	(178)	—	—		(178)
Net (loss) income attributable to common stockholders	$(12,333)	$307	$(3,479)		$(15,505)

Net loss per Class A and Class B common share attributable to common shareholders - basic and diluted:	$(0.24)	$—	$—		$(0.25)
Weighted average number of Class A and Class B common shares outstanding: basic and diluted	50,651,007	—	11,155,569	(4)	61,806,576

1) Represents amortization for the preliminary allocation of purchase price to the media library asset assuming a ten-year useful life assuming the asset had been owned by Cinedigm as of April 1, 2012.

2) Represents estimated payment of interest at a blended rate of approximately 5.4% for $45 million in outstanding principal, assuming the principal balance was unchanged during the six months ended September 30, 2013.

3) Represents GVE amount written-off in connection with the Acquisition. Income tax impact of GVE on a condensed combined pro forma basis deemed not material.

4) Represents the issuance 9,089,990 shares of Class A common stock in connection with a public offering, 1,398,601 shares to an individual investor and 666,978 shares to the sellers of GVE.

5) Prior to the Acquisition, GVE had a fiscal year ended date of December 31, 2012. Accordingly, the condensed combined statement of operations for GVE excludes the three months ended March 31, 2013 and in future periods, will be aligned with Cinedigm’s fiscal year.